EXHIBIT 23.11

SNOWDEN MINING INDUSTRY CONSULTANTS INC.
Suite 600, 1090 West Pender Street
Vancouver, British Columbia, Canada
 V6E 2N7

CONSENT OF EXPERT
FILED BY EDGAR

January 25, 2013

United States Securities and Exchange Commission

Re:	Midway Gold Corp. filing of a Registration Statement on Form S-3 dated January 25, 2013 (the "Registration Statement")

We refer to our report entitled "Golden Eagle Project, Washington State, USA, Technical Report" dated July 2009 (the "Report"), as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as our consent to the use of our name and the Reports, and summaries thereof, in the Registration Statement and in documents incorporated by reference therein.

We confirm that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within our knowledge as a result of the services performed by an authorized representative of Snowden Mining Industry Consultants Inc. in connection with such Reports.

We consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

SNOWDEN MINING INDUSTRY CONSULTANTS INC.

Per:	/s/ Robert McCarthy
Name: Robert McCarthy
Title: General Manager, Americas